Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
March 24, 2014

Nabors Expects Lower 1Q 2014 Earnings per Share Relative to Mean Estimates

Hamilton, Bermuda, March 24, 2014 — Nabors Industries Ltd. (NYSE:NBR) today announced that it expects first quarter earnings per share to fall below consensus estimates. The impact is essentially confined to the Completion Services segment and should approximate $0.07 per share.  The Company attributed the shortfall to the persistent extraordinary weather and the resulting delays in some customers’ well completion activity.

Tony Petrello, Nabors’ Chairman and CEO, commented, “As we noted on our fourth-quarter earnings call, our first-quarter outlook for the Completion Services segment was cautious. Approximately 60% of our pressure pumping horsepower operates in the Northern region, which includes basins in the Rocky Mountains and Appalachia. Severe winter weather in those areas continued to affect our pumping operations through February and into early March, though to a lesser degree than in January. The weather has also impacted many northern based frac sand mines, tightening availability, and could further impact our results.  Our other operations appear to be in-line to favorable compared to expectations.

“We view the first quarter’s operating performance in Completion Services as temporary. Weather notwithstanding, improving underlying demand for pressure pumping gives us a constructive, though tempered, outlook for this business through the remainder of 2014. As for the balance of our business lines, our near- and longer-term outlooks remain intact.”

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About Nabors

The Nabors companies actively market approximately 490 land drilling rigs throughout the world and approximately 549 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 38 platform rigs, eight jack-up units and four barge rigs in the United States and multiple international markets.  In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries Ltd.